Exhibit 99.1

News Release

CONTACTS:	Sameer Gokhale (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-2219	July 28, 2016
Sean Parker (Media)
(513) 534-6791

FIFTH THIRD ANNOUNCES SECOND QUARTER 2016 NET INCOME TO COMMON SHAREHOLDERS OF $310 MILLION, OR $0.40 PER DILUTED SHARE

Announces accelerated Tax Receivable Agreement (TRA) and extended operating agreement with Vantiv

•	2Q16 net income available to common shareholders of $310 million, or $0.40 per diluted common share

•	Reported results included the following items which had a negative $0.01 impact on reported 2Q16 EPS:

•	A $50 million pre-tax (~$33 million after-tax) charge related to the valuation of the Visa total return swap primarily reflecting the rejection of the merchant litigation settlement

•	A $19 million pre-tax (~$12 million after-tax) positive valuation adjustment on the Vantiv warrant

•	An $11 million pre-tax (~$7 million after-tax) gain on the previously announced sale of Pennsylvania branches

•	An $11 million pre-tax (~$7 million after-tax) gain on the sale of the non-strategic agented bankcard loan portfolio

•	A $9 million pre-tax (~$6 million after-tax) compensation-related expense due to retirement eligibility changes

•	2Q16 return on average assets (ROA) of 0.94%; return on average common equity of 8.2%; return on average tangible common equity** of 9.7%

•	Pre-tax income of $427 million and pre-provision net revenue (PPNR)** of $518 million in 2Q16

•	Net interest income (on a fully taxable equivalent basis) of $908 million, flat sequentially and up 2 percent from 2Q15; net interest margin of 2.88%, down 3 bps sequentially

•	Average portfolio loans and leases of $93.9 billion, up $656 million sequentially and up $1.8 billion from 2Q15; Period end portfolio loans and leases of $93.9 billion increased $304 million sequentially and $1.2 billion, or 1 percent, from 2Q15; the sequential and year over year increases were primarily driven by increases in C&I, residential mortgage, and commercial construction loans

•	Noninterest income of $599 million compared with $637 million in the prior quarter; primarily driven by the items mentioned above, partially offset by an increase in corporate banking net revenue

•	Noninterest expense of $983 million was $3 million lower than the prior quarter and primarily reflected seasonally lower compensation expenses partially offset by $9 million in expenses related to changes in retirement eligibility

•	Credit trends

•	2Q16 net charge-offs of $87 million (0.37% of loans and leases) decreased from 1Q16 NCOs of $96 million (0.42% of loans and leases)

•	Portfolio NPA ratio of 0.86% down 2 bps from 1Q16, NPL ratio of 0.74% down 1 bp from 1Q16; total nonperforming assets (NPAs) of $825 million, including loans held-for-sale (HFS), decreased $5 million sequentially

•	2Q16 provision expense of $91 million; $119 million in 1Q16 and $79 million in 2Q15

•	Strong capital ratios*

•	Common equity Tier 1 (CET1) ratio 9.94%; fully phased-in CET1 ratio of 9.86%

•	Tier 1 risk-based capital ratio 11.03%, Total risk-based capital ratio 14.66%, Leverage ratio 9.64%

•	Tangible common equity ratio** of 9.18%; 8.64% excluding securities portfolio unrealized gains/losses

•	4 million reduction in common shares outstanding during the quarter

•	Book value per share of $20.09 up 3% from 1Q16 and up 14% from 2Q15; tangible book value per share** of $16.93

*	Capital ratios estimated; presented under current U.S. capital regulations.
**	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 33.

Fifth Third Bancorp (Nasdaq: FITB) today reported second quarter 2016 net income of $333 million versus net income of $327 million in the first quarter of 2016 and $315 million in the second quarter of 2015. After preferred dividends, net income available to common shareholders was $310 million, or $0.40 per diluted share, in the second quarter of 2016, compared with $312 million, or $0.40 per diluted share, in the first quarter of 2016, and $292 million, or $0.36 per diluted share, in the second quarter of 2015.

Second quarter 2016 included:

Income

•	$19 million positive valuation adjustment on the Vantiv warrant

•	$11 million gain on sale of Pennsylvania branches as part of the previously announced branch consolidation and sales plan

•	$11 million gain on the sale of the non-strategic agented bankcard loan portfolio

•	($50 million) charge related to the valuation of the Visa total return swap, primarily reflecting the rejection of the merchant litigation settlement

Expense

•	($9 million) in compensation-related expenses due to retirement eligibility changes

•	($3 million) in severance expense

First quarter 2016 included:

Income

•	$47 million positive valuation adjustment on the Vantiv warrant

•	$8 million gain on sale of certain St. Louis branches as part of the previously announced branch consolidation and sales plan

•	$1 million benefit related to the valuation of the Visa total return swap

Expense

•	($15 million) in severance expense, primarily consisting of $14 million related to the voluntary early retirement program

Second quarter 2015 included:

Income

•	$14 million positive valuation adjustment on the Vantiv warrant

•	($2 million) charge related to the valuation of the Visa total return swap

•	($97 million) non-cash impairment charge related to previously announced changes in the branch network

Expense

•	($2 million) in severance expense

Earnings Highlights

	For the Three Months Ended					% Change
	June	March	December	September	June
	2016	2016	2015	2015	2015	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$333	$327	$657	$381	$315	2%	6%
Net income available to common shareholders	$310	$312	$634	$366	$292	(1%)	6%

Common Share Data
Earnings per share, basic	$0.40	$0.40	$0.80	$0.46	$0.36	—	11%
Earnings per share, diluted	0.40	0.40	0.79	0.45	0.36	—	11%
Cash dividends per common share	0.13	0.13	0.13	0.13	0.13	—	—

Financial Ratios
Return on average assets	0.94%	0.93%	1.83%	1.07%	0.90%	1%	4%
Return on average common equity	8.2	8.3	17.2	10.0	8.1	(1%)	1%
Return on average tangible common equity(b)	9.7	9.9	20.6	12.0	9.7	(2%)	—
CET1 capital(c)	9.94	9.81	9.82	9.40	9.42	1%	6%
Tier I risk-based capital(c)	11.03	10.91	10.93	10.49	10.51	1%	5%
CET1 capital (fully-phased in)(b)(c)	9.86	9.72	9.72	9.30	9.31	1%	6%
Net interest margin(a)	2.88	2.91	2.85	2.89	2.90	(1%)	(1%)
Efficiency(a)	65.3	63.8	48.0	58.2	65.4	2%	—

Common shares outstanding (in thousands)	766,346	770,471	785,080	795,439	810,054	(1%)	(5%)
Average common shares outstanding (in thousands):
Basic	759,105	773,564	784,855	795,793	803,965	(2%)	(6%)
Diluted	765,080	778,392	794,481	805,023	812,843	(2%)	(6%)

(a)	Presented on a fully taxable equivalent basis.
(b)	These ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(c)	Under the banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets used in the calculation of the tier I risk-based capital and common equity tier 1 ratios. Current period regulatory capital ratios are estimated.

NA: Not applicable.

“Operating leverage continues to be our top priority in this extended low growth, low rate environment”, said Greg D. Carmichael, President and CEO of Fifth Third Bancorp. “With a balanced focus on revenue growth and expense management we are making good progress even as we continue to make strategic investments.”

“With disciplined loan pricing and targeted relationship management, we generated positive momentum in our core business despite a challenging economic backdrop. We are very pleased with our growth in corporate banking fees and are also are taking share in capital markets with a broader offering of products and services. Additionally, we had strong growth in mortgage originations with a 17 percent increase in purchase volumes year-over-year.

“During the quarter we continued to make strategic investments in our core business, streamlining processes, and further enhancing our information technology, risk and compliance management infrastructure. We are also pleased with the regulatory response to our CCAR submission, enabling us to continue to focus on returning a significant amount of capital to our shareholders through dividends and share repurchases.

“Lastly, I am pleased to announce that we recently entered into a couple of significant transactions with Vantiv. We extended our processing agreement through 2024, which will generate revenue benefits and cost savings for Fifth Third. Additionally, we agreed to terminate and settle certain future TRA cash flows for an upfront payment of $116 million with the option to terminate and settle additional future cash flows. These agreements will enable us to repurchase shares using the realized gains, creating additional value for our shareholders.”

Income Statement Highlights

	For the Three Months Ended					% Change
	June	March	December	September	June
	2016	2016	2015	2015	2015	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$908	$909	$904	$906	$892	—	2%
Provision for loan and lease losses	91	119	91	156	79	(24%)	15%
Total noninterest income	599	637	1,104	713	556	(6%)	8%
Total noninterest expense	983	986	963	943	947	—	4%

Income before income taxes (taxable equivalent)	$433	$441	$954	$520	$422	(2%)	3%

Taxable equivalent adjustment	6	6	5	5	5	—	20%
Applicable income tax expense	98	108	292	134	108	(9%)	(9%)

Net income	$329	$327	$657	$381	$309	1%	6%
Less: Net income attributable to noncontrolling interests	(4)	—	—	—	(6)	100%	(33%)

Net income attributable to Bancorp	$333	$327	$657	$381	$315	2%	6%
Dividends on preferred stock	23	15	23	15	23	53%	—

Net income available to common shareholders	$310	$312	$634	$366	$292	(1%)	6%

Earnings per share, diluted	$0.40	$0.40	$0.79	$0.45	$0.36	—	11%

Net Interest Income

	For the Three Months Ended					% Change
	June	March	December	September	June
	2016	2016	2015	2015	2015	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,052	$1,044	$1,035	$1,031	$1,008	1%	4%
Total interest expense	144	135	131	125	116	7%	24%

Net interest income (taxable equivalent)	$908	$909	$904	$906	$892	—	2%

Average Yield						bps Change
Yield on interest-earning assets (taxable equivalent)	3.34%	3.34%	3.26%	3.29%	3.28%	—	6
Rate paid on interest-bearing liabilities	0.67%	0.64%	0.61%	0.58%	0.56%	3	11

Net interest rate spread (taxable equivalent)	2.67%	2.70%	2.65%	2.71%	2.72%	(3)	(5)

Net interest margin (taxable equivalent)	2.88%	2.91%	2.85%	2.89%	2.90%	(3)	(2)

Average Balances ($ in millions)						% Change
Loans and leases, including held for sale	$94,807	$94,078	$94,587	$94,329	$92,739	1%	2%
Total securities and other short-term investments	32,040	31,573	31,256	30,102	30,563	1%	5%
Total interest-earning assets	126,847	125,651	125,843	124,431	123,302	1%	3%
Total interest-bearing liabilities	86,145	85,450	85,381	85,171	83,480	1%	3%
Bancorp shareholders’ equity	16,584	16,376	15,982	15,815	15,841	1%	5%

Net interest income of $908 million on a fully taxable equivalent basis decreased $1 million from the first quarter, primarily driven by the full quarter impact of $1.5 billion of unsecured debt issued in the first quarter of 2016 and from lower average consumer loan balances, partially offset by growth in commercial loans and securities.

The net interest margin was 2.88 percent, a decrease of 3 bps from the previous quarter. The decrease was primarily driven by the full quarter impact of the aforementioned debt issuance in the first quarter of 2016.

Compared to the second quarter of 2015, net interest income increased by $16 million and the net interest margin decreased by 2 bps. The increase in net interest income was driven by the impact of higher investment securities and loan balances, as well as short-term market rate improvements from the December 2015 Fed funds rate increase. The decrease in the net interest margin from the prior year was primarily driven by increased long-term debt balances, lower commercial loan yields, and reduced cash flow hedges, partially offset by lower cash balances held at the Fed as well as the December 2015 Fed funds rate increase.

Securities

Average securities and other short-term investments were $32.0 billion in the second quarter of 2016 compared to $31.6 billion in the previous quarter and $30.6 billion in the second quarter of 2015. Average balances of other short-term investments increased by $77 million sequentially to $2.0 billion.

Loans

	For the Three Months Ended					% Change
	June	March	December	September	June
	2016	2016	2015	2015	2015	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$43,876	$43,089	$43,154	$43,149	$42,550	2%	3%
Commercial mortgage loans	6,831	6,886	7,032	7,023	7,148	(1%)	(4%)
Commercial construction loans	3,551	3,297	3,141	2,965	2,549	8%	39%
Commercial leases	3,898	3,874	3,839	3,846	3,776	1%	3%

Total commercial loans and leases	$58,156	$57,146	$57,166	$56,983	$56,023	2%	4%

Consumer:
Residential mortgage loans	$14,046	$13,788	$13,504	$13,144	$12,831	2%	9%
Home equity	8,054	8,217	8,360	8,479	8,654	(2%)	(7%)
Automobile loans	10,887	11,283	11,670	11,877	11,902	(4%)	(9%)
Credit card	2,134	2,179	2,218	2,277	2,296	(2%)	(7%)
Other consumer loans and leases	654	662	676	613	467	(1%)	40%

Total consumer loans and leases	$35,775	$36,129	$36,428	$36,390	$36,150	(1%)	(1%)

Total average portfolio loans and leases	$93,931	$93,275	$93,594	$93,373	$92,173	1%	2%

Average loans held for sale	$876	$803	$993	$956	$566	9%	55%

Average loan and lease balances (excluding loans held-for-sale) increased $656 million sequentially and increased $1.8 billion, or 2 percent, from the second quarter of 2015. The sequential and year-over-year increases in average loans and leases were driven by increased commercial and industrial (C&I), residential mortgage and commercial construction loans. Period end loans and leases (excluding loans held-for-sale) of $93.9 billion increased $304 million sequentially and $1.2 billion, or 1 percent, from a year ago. The increase year-over-year was primarily due to an increase in residential mortgage and commercial construction loans, partially offset by a decrease in automobile loans.

Average commercial portfolio loan and lease balances increased $1.0 billion, or 2 percent, sequentially and increased $2.1 billion, or 4 percent, from the second quarter of 2015. Average C&I loans increased $787 million, or 2 percent, from the prior quarter and increased $1.3 billion, or 3 percent, from the second quarter of 2015. Average commercial real estate loans increased $199 million, or 2 percent, from the prior quarter and increased $685 million, or 7 percent, from the second quarter of 2015. Within commercial real estate, average commercial mortgage balances decreased $55 million and average commercial construction balances increased $254 million sequentially. Commercial line usage, on an end of period basis, was relatively stable from the first quarter of 2016 and decreased 54 bps from the second quarter of 2015.

Average consumer portfolio loan and lease balances decreased $354 million, or 1 percent, sequentially and decreased $375 million, or 1 percent, from the second quarter of 2015. This was primarily driven by average automobile loans which decreased 4 percent sequentially and 9 percent from a year ago. Average residential mortgage loans increased 2 percent sequentially and 9 percent from the previous year. Average home equity loans declined 2 percent sequentially and 7 percent from the second quarter of 2015. Average credit card loans decreased 2 percent sequentially and 7 percent from the second quarter of 2015.

Deposits

	For the Three Months Ended					% Change
	June	March	December	September	June
	2016	2016	2015	2015	2015	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand	$35,912	$35,201	$36,254	$35,231	$35,384	2%	1%
Interest checking	24,714	25,740	25,296	25,590	26,894	(4%)	(8%)
Savings	14,576	14,601	14,615	14,868	15,156	—	(4%)
Money market	19,243	18,655	18,775	18,253	18,071	3%	6%
Foreign office(a)	484	483	736	718	955	—	(49%)

Total transaction deposits	$94,929	$94,680	$95,676	$94,660	$96,460	—	(2%)
Other time	4,044	4,035	4,052	4,057	4,074	—	(1%)

Total core deposits	$98,973	$98,715	$99,728	$98,717	$100,534	—	(2%)
Certificates - $100,000 and over	2,819	2,815	3,305	2,924	2,558	—	10%
Other	467	—	7	222	—	100%	100%

Total average deposits	$102,259	$101,530	$103,040	$101,863	$103,092	1%	(1%)

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased $258 million sequentially but decreased $1.6 billion, or 2 percent, from the second quarter of 2015. Average transaction deposits increased $249 million from the first quarter of 2016 and decreased $1.5 billion, or 2 percent, from the second quarter of 2015. Sequential performance was primarily driven by higher demand deposit and money market account balances, partially offset by lower interest checking account balances. The year-over-year decline was primarily driven by lower interest checking, savings and foreign office account balances, partially offset by higher demand deposit and money market account balances. Other time deposits were flat sequentially and decreased 1 percent compared with the second quarter of 2015. Average deposit balances were impacted by approximately $201 million due to the previously noted sale of branches in Pennsylvania. This sale included $302 million of primarily core consumer deposit balances. Additionally, average deposit balances were affected by the full quarter impact of $228 million in deposits from the sale of St. Louis branches in the first quarter of 2016.

Average commercial transaction deposits were down 2 percent sequentially and decreased 6 percent from the previous year. The sequential decline was primarily driven by lower interest checking account balances, partially offset by an increase in demand deposit account and money market account balances. The year-over-year decline reflected lower interest checking and foreign office account balances, partially offset by higher demand deposit and money market account balances.

Average consumer transaction deposits increased 2 percent sequentially and 3 percent from the second quarter of 2015. The sequential performance reflected broad-based growth across all deposit products. Year-over-year growth was driven by higher money market, interest checking, and demand deposit account balances, partially offset by lower savings account balances.

Wholesale Funding

	For the Three Months Ended					% Change
	June 2016	March 2016	December 2015	September 2015	June 2015	Seq	Yr/Yr
Average Wholesale Funding ($ in millions)
Certificates - $100,000 and over	$2,819	$2,815	$3,305	$2,924	$2,558	—	10%
Other deposits	467	—	7	222	—	100%	100%
Federal funds purchased	693	608	1,182	1,978	326	14%	NM
Other short-term borrowings	3,754	3,564	1,675	1,897	1,705	5%	NM
Long-term debt	15,351	14,949	15,738	14,664	13,741	3%	12%

Total average wholesale funding	$23,084	$21,936	$21,907	$21,685	$18,330	5%	26%

Average wholesale funding of $23.1 billion increased $1.1 billion, or 5 percent, sequentially, and increased $4.8 billion, or 26 percent, compared with the second quarter of 2015. The sequential increase in average wholesale funding was primarily driven by a $1.25 billion debt issuance to take advantage of favorable capital market conditions. The year-over-year increase reflected the impact of funding higher securities balances and replacing LCR punitive deposits with wholesale borrowings.

Noninterest Income

	For the Three Months Ended					% Change
	June 2016	March 2016	December 2015	September 2015	June 2015	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$138	$137	$144	$145	$139	1%	(1%)
Corporate banking revenue	117	102	104	104	113	15%	4%
Mortgage banking net revenue	75	78	74	71	117	(4%)	(36%)
Wealth and asset management revenue	101	102	102	103	105	(1%)	(4%)
Card and processing revenue	82	79	77	77	77	4%	6%
Other noninterest income	80	136	602	213	1	(41%)	NM
Securities gains, net	6	3	1	—	4	100%	50%

Total noninterest income	$599	$637	$1,104	$713	$556	(6%)	8%

Noninterest income of $599 million decreased $38 million sequentially and increased $43 million compared with prior year results. The sequential and year-over-year comparisons reflect the impacts described below.

Noninterest Income excluding certain items

	For the Three Months Ended			% Change
	June 2016	March 2016	June 2015	Seq	Yr/Yr
Noninterest Income excluding certain items ($ in millions)
Noninterest income (U.S. GAAP)	$599	$637	$556
Vantiv warrant valuation	(19)	(47)	(14)
Gain on sale of certain branches	(11)	(8)	—
Gain on sale of the non-strategic agented bankcard loan portfolio	(11)	—	—
Valuation of Visa total return swap	50	(1)	2
Branch / land valuation adjustments	—	—	97
Securities (gains) / losses	(6)	(3)	(4)

Noninterest income excluding certain items	$602	$578	$637	4%	(5%)

Excluding the items in the table above, noninterest income of $602 million increased $24 million, or 4 percent, from the previous quarter and decreased $35 million, or 5 percent, from the second quarter of 2015. The sequential increase was primarily due to increases in corporate banking revenue. The year-over-year decrease was driven by a decrease in mortgage banking net revenue due to a significant positive MSR valuation adjustment in the second quarter of 2015.

Service charges on deposits of $138 million increased 1 percent from the first quarter of 2016, and decreased 1 percent compared with the same quarter last year. The sequential increase reflected a 3 percent increase in retail service charges. The decrease from the second quarter of 2015 was due to a 6 percent decrease in retail service charges.

Corporate banking revenue of $117 million increased $15 million compared to the first quarter of 2016 and increased $4 million from the second quarter of 2015. The sequential comparison reflects increases in loan syndication revenue and institutional sales revenue. The year-over-year increase was primarily driven by higher loan syndication revenue, partially offset by lower business lending fees and institutional sales revenue.

Mortgage banking net revenue was $75 million in the second quarter of 2016, down $3 million from the first quarter of 2016 and down $42 million from the second quarter of 2015. Originations were $2.7 billion in the current quarter, $1.8 billion in the previous quarter and $2.5 billion in the second quarter of 2015. Second quarter 2016 originations resulted in gains of $54 million on mortgages sold, compared with gains of $42 million during the previous quarter and $43 million during the second quarter of 2015. Mortgage servicing fees were $50 million this quarter, $52 million in the first quarter of 2016, and $56 million in the second quarter of 2015. Mortgage banking net revenue is also affected by net servicing asset valuation adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $29 million in the second quarter of 2016 (reflecting MSR amortization of $35 million and MSR valuation adjustments of positive $6 million); negative $16 million in the first quarter of 2016 (MSR amortization of $27 million and MSR valuation adjustments of positive $11 million); and positive $18 million in the second quarter of 2015 (MSR amortization of $39 million and MSR valuation adjustments of positive $57 million). The mortgage servicing asset, net of the valuation reserve, was $621 million at quarter end on a servicing portfolio of $56 billion.

Wealth and asset management revenue of $101 million decreased 1 percent from the first quarter of 2016 due to seasonally lower tax-related private client services revenue, partially offset by an increase in personal asset management fees. The decrease of 4 percent from the prior year was primarily due to lower securities and brokerage fees.

Card and processing revenue of $82 million in the second quarter of 2016 increased 4 percent sequentially and increased 6 percent from the second quarter of 2015. The sequential increase reflected higher transaction volumes compared with seasonally weak first quarter volumes. The year-over-year increase reflected an increase in customer transactions and spend volume.

Other noninterest income totaled $80 million in the second quarter of 2016, compared with $136 million in the previous quarter and $1 million in the second quarter of 2015. As previously described, the results included the adjustments in the table on page 9 with the exception of securities gains in all comparable periods. Excluding these items, other noninterest income of $89 million increased approximately $9 million, or 11 percent, from the first quarter of 2016 and increased approximately $3 million, or 3 percent, from the second quarter of 2015.

Net gains on investment securities were $6 million in the second quarter of 2016, compared with $3 million in the previous quarter and $4 million in the second quarter of 2015.

Noninterest Expense

	For the Three Months Ended					% Change
	June 2016	March 2016	December 2015	September 2015	June 2015	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$407	$403	$386	$387	$383	1%	6%
Employee benefits	85	100	74	72	78	(15%)	9%
Net occupancy expense	75	77	83	77	83	(3%)	(10%)
Technology and communications	60	56	59	56	54	7%	11%
Equipment expense	30	30	32	31	31	—	(3%)
Card and processing expense	37	35	40	40	38	6%	(3%)
Other noninterest expense	289	285	289	280	280	1%	3%

Total noninterest expense	$983	$986	$963	$943	$947	—	4%

Noninterest expense of $983 million was down $3 million compared with the first quarter of 2016 and increased 4 percent compared with the second quarter of 2015. The sequential comparison reflected a seasonal decrease in FICA and unemployment tax expense recorded in employee benefits, partially offset by a $9 million compensation-related expense due to retirement eligibility changes. The year-over-year increase reflected higher compensation expense as a result of personnel additions primarily in risk and compliance and information technology.

Credit Quality

	For the Three Months Ended
	June 2016	March 2016	December 2015	September 2015	June 2015
Total net losses charged-off ($ in millions)
Commercial and industrial loans	($39)	($46)	($30)	($128)	($34)
Commercial mortgage loans	(6)	(6)	(3)	(11)	(11)
Commercial construction loans	—	—	—	(3)	—
Commercial leases	(1)	(2)	(1)	—	—
Residential mortgage loans	(2)	(2)	(3)	(3)	(5)
Home equity	(6)	(8)	(9)	(9)	(9)
Automobile loans	(8)	(9)	(9)	(7)	(4)
Credit card	(21)	(20)	(19)	(21)	(21)
Other consumer loans and leases	(4)	(3)	(6)	(6)	(2)

Total net losses charged-off	($87)	($96)	($80)	($188)	($86)

Total losses charged-off	($105)	($116)	($105)	($209)	($112)
Total recoveries of losses previously charged-off	18	20	25	21	26

Total net losses charged-off	($87)	($96)	($80)	($188)	($86)
Ratios (annualized)
Net losses charged-off as a percent of average portfolio loans and leases (excluding held for sale)	0.37%	0.42%	0.34%	0.80%	0.37%
Commercial	0.32%	0.38%	0.24%	0.99%	0.32%
Consumer	0.45%	0.48%	0.49%	0.51%	0.46%

Net charge-offs were $87 million, or 37 bps of average portfolio loans and leases on an annualized basis, in the second quarter of 2016 compared with net charge-offs of $96 million, or 42 bps, in the first quarter of 2016 and $86 million, or 37 bps, in the second quarter of 2015.

Commercial net charge-offs were $46 million, or 32 bps, and were down $8 million sequentially. The decrease was primarily due to lower charge-offs of C&I loans, which decreased by $7 million from the first quarter of 2016. Commercial real estate net charge-offs were flat from the previous quarter.

Consumer net charge-offs were $41 million, or 45 bps, and were down $1 million sequentially. Compared with the previous quarter, net charge-offs on residential mortgage loans in the portfolio were flat and net charge-offs on the home equity portfolio decreased $2 million. Net charge-offs on the auto portfolio were down $1 million and net charge-offs on credit card loans were up $1 million from the first quarter of 2016. Net charge-offs on other consumer loans were $4 million, up $1 million from the previous quarter.

	For the Three Months Ended
	June	March	December	September	June
	2016	2016	2015	2015	2015
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,295	$1,272	$1,261	$1,293	$1,300
Total net losses charged-off	(87)	(96)	(80)	(188)	(86)
Provision for loan and lease losses	91	119	91	156	79

Allowance for loan and lease losses, ending	$1,299	$1,295	$1,272	$1,261	$1,293

Reserve for unfunded commitments, beginning	$144	$138	$134	$132	$130
Provision for unfunded commitments	7	6	4	2	2

Reserve for unfunded commitments, ending	$151	$144	$138	$134	$132

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,299	$1,295	$1,272	$1,261	$1,293
Reserve for unfunded commitments	151	144	138	134	132

Total allowance for credit losses	$1,450	$1,439	$1,410	$1,395	$1,425
Allowance for loan and lease losses ratio
As a percent of portfolio loans and leases	1.38%	1.38%	1.37%	1.35%	1.39%
As a percent of nonperforming loans and leases(a)	188%	185%	252%	275%	272%
As a percent of nonperforming assets(a)	161%	157%	197%	208%	206%

(a)	Excludes nonaccrual loans in loans held for sale.

Provision for loan and lease losses totaled $91 million in the second quarter of 2016. The allowance represented 1.38 percent of total portfolio loans and leases outstanding as of quarter end, compared with 1.38 percent last quarter, and represented 188 percent of nonperforming loans and leases, and 161 percent of nonperforming assets.

The provision decreased $28 million from the first quarter of 2016 and increased $12 million from the second quarter of 2015. The allowance for loan and lease losses increased $4 million sequentially. As of June 30, the reserve allocated to the energy portfolio was approximately 5.97%, down from approximately 6.20% last quarter.

	As of
	June 2016	March 2016	December 2015	September 2015	June 2015
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$254	$278	$82	$47	$61
Commercial mortgage loans	39	51	56	60	49
Commercial construction loans	—	—	—	—	—
Commercial leases	4	4	—	2	2
Residential mortgage loans	27	25	28	31	35
Home equity	61	61	62	65	70

Total nonaccrual portfolio loans and leases (excludes restructured loans)	$385	$419	$228	$205	$217
Nonaccrual restructured portfolio commercial loans and leases(b)	242	210	203	177	175
Nonaccrual restructured portfolio consumer loans and leases	66	72	75	76	83

Total nonaccrual portfolio loans and leases	$693	$701	$506	$458	$475
Repossessed property	15	17	18	17	16
OREO	97	107	123	131	135

Total nonperforming portfolio assets(a)	$805	$825	$647	$606	$626
Nonaccrual loans held for sale	20	3	1	1	1
Nonaccrual restructured loans held for sale	—	2	11	1	—

Total nonperforming assets	$825	$830	$659	$608	$627

Restructured Portfolio Consumer loans and leases (accrual)	$982	$998	$979	$973	$970
Restructured Portfolio Commercial loans and leases (accrual)(b)	$431	$461	$491	$571	$769

Total loans and leases 90 days past due	$65	$73	$75	$70	$70
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including OREO(a)	0.74%	0.75%	0.55%	0.49%	0.51%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(a)	0.86%	0.88%	0.70%	0.65%	0.67%

(a)	Does not include nonaccrual loans held for sale.
(b)	Excludes $20 million of restructured nonaccrual loans and $7 million of restructured accruing loans as of June 30, 2016, March 31, 2016 and December 31, 2015. Excludes $21 million of restructured nonaccrual loans and $7 million of restructured accruing loans as of September 30, 2015 and June 30, 2015.

Total nonperforming assets, including loans held-for-sale, decreased $5 million, or 1 percent, from the previous quarter to $825 million. Nonperforming loans (NPLs) at quarter-end decreased $8 million, or 1 percent, from the previous quarter to $693 million or 0.74 percent of total loans, leases and OREO.

Commercial NPAs decreased $9 million from the first quarter to $602 million, or 1.04 percent of commercial loans, leases and OREO. Commercial NPLs decreased $4 million from last quarter to $539 million, or 0.93 percent of commercial loans and leases. C&I NPAs increased $5 million from the prior quarter to $477 million. This increase primarily reflected non-energy NPAs which resulted in a stable reserve coverage of both NPLs and NPAs compared with those coverage levels in the first quarter of 2016. Energy NPLs were flat sequentially. Commercial mortgage NPAs decreased $12 million from the previous quarter to $114 million. Commercial construction NPAs decreased $1 million from the previous quarter to $7 million. Commercial lease NPAs were $4 million, down $1 million from the previous quarter. Commercial NPAs included $242 million of nonaccrual troubled debt restructurings (TDRs), compared with $210 million last quarter.

Consumer NPAs decreased $11 million from the first quarter to $203 million, or 0.57 percent of consumer loans, leases and OREO. Consumer NPLs decreased $4 million from last quarter to $154 million, or 0.43 percent of consumer loans and leases. Residential mortgage NPAs decreased $8 million from the second quarter to $69 million. Home equity NPAs decreased $1 million, sequentially, to $94 million. Consumer nonaccrual TDRs were $66 million in the second quarter of 2016, compared with $72 million in the first quarter of 2016.

Second quarter OREO balances included in NPA balances were down $10 million from the first quarter to $97 million, and included $56 million in commercial OREO and $41 million in consumer OREO. Repossessed personal property decreased $2 million from the prior quarter to $15 million.

Loans over 90 days past due and still accruing decreased $7 million from the first quarter of 2016 to $65 million. Commercial balances over 90 days past due were $2 million compared with $3 million in the prior quarter, and consumer balances 90 days past due decreased $7 million from the previous quarter to $63 million. Loans 30-89 days past due of $196 million were down $12 million from the previous quarter. Commercial balances 30-89 days past due decreased $17 million sequentially to $17 million and consumer balances 30-89 days past due were up $5 million from the first quarter at $179 million. The above delinquency figures exclude nonaccruals described previously.

Capital and Liquidity Position

	For the Three Months Ended
	June 2016	March 2016	December 2015	September 2015	June 2015
Capital Position
Average total Bancorp shareholders’ equity to average assets	11.60%	11.57%	11.26%	11.24%	11.32%
Tangible equity(a)	9.59%	9.51%	9.55%	9.29%	9.29%
Tangible common equity (excluding unrealized gains/losses)(a)	8.64%	8.55%	8.59%	8.33%	8.33%
Tangible common equity (including unrealized gains/losses)(a)	9.18%	8.97%	8.71%	8.65%	8.51%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses)(a)(b)	9.92%	9.78%	9.80%	9.37%	9.39%

	Basel III
Regulatory capital ratios:	Transitional
CET1 capital(b)	9.94%	9.81%	9.82%	9.40%	9.42%
Tier I risk-based capital(b)	11.03%	10.91%	10.93%	10.49%	10.51%
Total risk-based capital(b)	14.66%	14.66%	14.13%	13.68%	13.69%
Tier I leverage	9.64%	9.57%	9.54%	9.38%	9.44%

CET1 capital (fully phased-in)(a)(b)	9.86%	9.72%	9.72%	9.30%	9.31%

Book value per share	$20.09	$19.46	$18.48	$18.22	$17.62
Tangible book value per share(a)	$16.93	$16.32	$15.39	$15.18	$14.62

Modified liquidity coverage ratio (LCR)(c)(d)	110%	118%	N/A	N/A	N/A

(a)	These ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated based upon the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(c)	Current period regulatory capital and liquidity ratios are estimated.
(d)	The Bancorp became subject to the Modified LCR regulations effective January 1, 2016.

Capital ratios remained strong during the quarter. The common equity Tier 1 ratio was 9.94 percent, the tangible common equity to tangible assets ratio* was 8.64 percent (excluding unrealized gains/losses), and 9.18 percent (including unrealized gains/losses). The Tier 1 risk-based capital ratio was 11.03 percent, the total risk-based capital ratio was 14.66 percent, and the Leverage ratio was 9.64 percent.

Book value per share at June 30, 2016 was $20.09 and tangible book value per share* was $16.93, compared with the March 31, 2016 book value per share of $19.46 and tangible book value per share* of $16.32.

Fifth Third entered into or completed multiple share repurchases during the quarter. Below is a summary of those share repurchases.

•	On April 11, 2016, Fifth Third settled the forward contract related to the March 4, 2016 $240 million share repurchase agreement. An additional 1.87 million shares were repurchased in connection with the completion of this agreement.

•	On June 14, 2016, Fifth Third executed open market share repurchases totaling $26 million, which reduced the second quarter share count by 1.44 million shares.

*	Non-GAAP measure; see discussion of non-GAAP measures and Reg. G reconciliation beginning on page 33.

In total, common shares outstanding decreased by approximately 4 million shares in the second quarter of 2016 from the first quarter of 2016.

On June 29, 2016, Fifth Third announced that the Board of Governors of the Federal Reserve System did not object to Fifth Third’s 2016 CCAR capital plan for the period beginning July 1, 2016 and ending June 30, 2017. Our capital plan included the following components:

•	An increase in the quarterly common stock dividend to $0.14 in 4Q16

•	The repurchase of common shares in an amount up to $660 million, which includes $84 million in repurchases related to share issuances under employee benefit plans

•	The additional ability to repurchase shares in the amount of any realized after-tax gains from the sale of Vantiv stock, if executed

•	The additional ability to repurchase shares in the amount of any realized after-tax gains from the sale of any portion of the tax receivable agreement with Vantiv, if executed

Tax Rate

The effective tax rate was 22.8 percent in the second quarter of 2016 compared with 25.0 percent in the first quarter of 2016 and 26.1 percent in the second quarter of 2015. The tax rate in the current period reflected an $8 million tax benefit related to a change in the estimated deductibility of a prior expense.

Other

On July 27, 2016, Fifth Third Bancorp entered into an agreement with Vantiv, Inc. under which a portion of its Tax Receivable Agreement (“TRA”) with Vantiv was terminated and settled in full for consideration of a cash payment in the amount of $116 million from Vantiv. Under the agreement, Fifth Third Bancorp sold certain TRA cash flows totaling an estimated $331 million. These cash flows were originally payable to Fifth Third from 2019 - 2035. This sale does not impact the TRA payment expected to be recognized in the fourth quarter of 2016 and the fourth quarter of 2017. Fifth Third will also have the ability to terminate and settle another $394 million of future cash flows for a total of $171 million dollars payable to Fifth Third in 2017 and 2018 in 8 separate quarterly optional executions. For more detail, see the 8-K dated July 28, 2016. Additionally, Fifth Third Bancorp announced a 5.5 year extension to the existing operating agreement with Vantiv. The new agreement will reflect reduced expenses for Fifth Third and enhanced revenue opportunities for both parties.

Fifth Third Bank owns approximately 35 million units representing an 18.3 percent interest in Vantiv Holding, LLC, convertible into shares of Vantiv, Inc., a publicly traded firm. Based upon Vantiv’s closing price of $56.60 on June 30, 2016, our interest in Vantiv was valued at approximately $2.0 billion. Next month in our 10-Q, we will update our disclosure of the carrying value of our interest in Vantiv stock, which was $374 million as of March 31, 2016. The difference between the market value and the book value of Fifth Third’s interest in Vantiv’s shares is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase approximately 7.8 million additional shares in Vantiv which is carried as a derivative asset at a fair value of $327 million as of June 30, 2016.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, August 11, 2016 by dialing 855-859-2056 for domestic access or 404-537-3406 for international access (passcode 30557082#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2016, the Company had $144 billion in assets and operates 1,191 full-service Banking Centers, including 94 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,514 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third also has an 18.3% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2016, had $305 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “anticipates,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated from time to time by our Quarterly Reports on Form 10-Q. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. There is a risk that additional information may become known during the company’s quarterly closing process or as a result of subsequent events that could affect the accuracy of the statements and financial information contained herein.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions or real estate market conditions, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, weaken or are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements and adequate sources of funding and liquidity may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from Fifth Third’s investment in, relationship with, and nature of the operations of Vantiv, LLC; (21) loss of income from any sale or potential sale of businesses; (22) difficulties in separating the operations of any branches or other assets divested; (23) inability to achieve expected benefits from branch consolidations and planned sales within desired timeframes, if at all; (24) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (25) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for June 30, 2016

Table of Contents

Financial Highlights	19-20
Consolidated Statements of Income	21
Consolidated Statements of Income (Taxable Equivalent)	22
Consolidated Balance Sheets	23-24
Consolidated Statements of Changes in Equity	25
Average Balance Sheet and Yield Analysis	26-28
Summary of Loans and Leases	29
Regulatory Capital	30
Summary of Credit Loss Experience	31
Asset Quality	32
Regulation G Non-GAAP Reconciliation	33-34
Segment Presentation	35

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2016	March 2016	June 2015	Seq	Yr/Yr	June 2016	June 2015	Yr/Yr
Income Statement Data
Net interest income(a)	$908	$909	$892	—	2%	$1,817	$1,744	4%
Noninterest income	599	637	556	(6%)	8%	1,235	1,187	4%
Total revenue(a)	1,507	1,546	1,448	(3%)	4%	3,052	2,931	4%
Provision for loan and lease losses	91	119	79	(24%)	15%	210	148	42%
Noninterest expense	983	986	947	—	4%	1,968	1,871	5%
Net income attributable to Bancorp	333	327	315	2%	6%	660	676	(2%)
Net income available to common shareholders	310	312	292	(1%)	6%	622	638	(3%)

Common Share Data
Earnings per share, basic	$0.40	$0.40	$0.36	—	11%	$0.80	$0.78	3%
Earnings per share, diluted	0.40	0.40	0.36	—	11%	0.80	0.77	4%
Cash dividends per common share	0.13	0.13	0.13	—	—	0.26	0.26	—
Book value per share	20.09	19.46	17.62	3%	14%	20.09	17.62	14%
Market price per share	17.59	16.69	20.82	5%	(16%)	17.59	20.82	(16%)
Common shares outstanding (in thousands)	766,346	770,471	810,054	(1%)	(5%)	766,346	810,054	(5%)
Average common shares outstanding (in thousands):
Basic	759,105	773,564	803,965	(2%)	(6%)	766,335	807,070	(5%)
Diluted	765,080	778,392	812,843	(2%)	(6%)	771,736	815,741	(5%)
Market capitalization	$13,480	$12,859	$16,865	5%	(20%)	$13,480	$16,865	(20%)

Financial Ratios
Return on average assets	0.94%	0.93%	0.90%	1%	4%	0.93%	0.98%	(5%)
Return on average common equity	8.2%	8.3%	8.1%	(1%)	1%	8.3%	8.9%	(7%)
Return on average tangible common equity(b)(d)	9.7%	9.9%	9.7%	(2%)	—	9.8%	10.7%	(8%)
Noninterest income as a percent of total revenue	40%	41%	38%	(2%)	5%	40%	40%	—
Dividend payout ratio	32.5%	32.5%	36.1%	—	(10%)	32.5%	33.3%	(2%)
Average total Bancorp shareholders’ equity as a percent of average assets	11.60%	11.57%	11.32%	—	2%	11.59%	11.41%	2%
Tangible common equity(c)(d)(j)	8.64%	8.55%	8.33%	1%	4%	8.64%	8.33%	4%
Net interest margin(a)	2.88%	2.91%	2.90%	(1%)	(1%)	2.89%	2.88%	—
Efficiency(a)	65.3%	63.8%	65.4%	2%	—	64.5%	63.8%	1%
Effective tax rate	22.8%	25.0%	26.1%	(9%)	(13%)	23.9%	25.8%	(7%)

Credit Quality
Net losses charged-off	$87	$96	$86	(9%)	1%	$183	$177	3%
Net losses charged-off as a percent of average portfolio loans and leases	0.37%	0.42%	0.37%	(12%)	—	0.39%	0.39%	—
ALLL as a percent of portfolio loans and leases	1.38%	1.38%	1.39%	—	(1%)	1.38%	1.39%	(1%)
Allowance for credit losses as a percent of portfolio loans and leases(k)	1.54%	1.54%	1.54%	—	—	1.54%	1.54%	—
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(e)	0.86%	0.88%	0.67%	(2%)	28%	0.86%	0.67%	28%

Average Balances
Loans and leases, including held for sale	$94,807	$94,078	$92,739	1%	2%	$94,443	$92,202	2%
Total securities and other short-term investments	32,040	31,573	30,563	1%	5%	31,808	29,805	7%
Total assets	142,920	141,582	139,960	1%	2%	142,251	138,795	2%
Transaction deposits(f)	94,929	94,680	96,460	—	(2%)	94,806	95,322	(1%)
Core deposits(g)	98,973	98,715	100,534	—	(2%)	98,845	99,370	(1%)
Wholesale funding(h)	23,084	21,936	18,330	5%	26%	22,509	18,599	21%
Bancorp shareholders’ equity	16,584	16,376	15,841	1%	5%	16,479	15,831	4%

	Basel III
	Transitional
Regulatory Capital Ratios(i)
CET1 capital(j)	9.94%	9.81%	9.42%	1%	6%	9.94%	9.42%	6%
Tier I risk-based capital(j)	11.03%	10.91%	10.51%	1%	5%	11.03%	10.51%	5%
Total risk-based capital(j)	14.66%	14.66%	13.69%	—	7%	14.66%	13.69%	7%
Tier I leverage	9.64%	9.57%	9.44%	1%	2%	9.64%	9.44%	2%
CET1 capital (fully phased-in)(j)	9.86%	9.72%	9.31%	1%	6%	9.86%	9.31%	6%

Operations
Banking centers	1,191	1,241	1,299	(4%)	(8%)	1,191	1,299	(8%)
ATMs	2,514	2,556	2,630	(2%)	(4%)	2,514	2,630	(4%)
Full-time equivalent employees	18,051	18,200	18,527	(1%)	(3%)	18,051	18,527	(3%)

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and AOCI).
(d)	These ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. Non-GAAP measure; see discussion of non-GAAP measures and Reg. G reconciliation beginning on page 33.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.
(j)	Under the banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated based upon the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(k)	The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	June 2016	March 2016	December 2015	September 2015	June 2015
Income Statement Data
Net interest income(a)	$908	$909	$904	$906	$892
Noninterest income	599	637	1,104	713	556
Total revenue(a)	1,507	1,546	2,008	1,619	1,448
Provision for loan and lease losses	91	119	91	156	79
Noninterest expense	983	986	963	943	947
Net income attributable to Bancorp	333	327	657	381	315
Net income available to common shareholders	310	312	634	366	292

Common Share Data
Earnings per share, basic	$0.40	$0.40	$0.80	$0.46	$0.36
Earnings per share, diluted	0.40	0.40	0.79	0.45	0.36
Cash dividends per common share	0.13	0.13	0.13	0.13	0.13
Book value per share	20.09	19.46	18.48	18.22	17.62
Market price per share	17.59	16.69	20.10	18.91	20.82
Common shares outstanding (in thousands)	766,346	770,471	785,080	795,439	810,054
Average common shares outstanding (in thousands):
Basic	759,105	773,564	784,855	795,793	803,965
Diluted	765,080	778,392	794,481	805,023	812,843
Market capitalization	$13,480	$12,859	$15,780	$15,042	$16,865

Financial Ratios
Return on average assets	0.94%	0.93%	1.83%	1.07%	0.90%
Return on average common equity	8.2%	8.3%	17.2%	10.0%	8.1%
Return on average tangible common equity(b)(d)	9.7%	9.9%	20.6%	12.0%	9.7%
Noninterest income as a percent of total revenue	40%	41%	55%	44%	38%
Dividend payout ratio	32.5%	32.5%	16.3%	28.3%	36.1%
Average total Bancorp shareholders’ equity as a percent of average assets	11.60%	11.57%	11.26%	11.24%	11.32%
Tangible common equity(c)(d)(j)	8.64%	8.55%	8.59%	8.33%	8.33%
Net interest margin(a)	2.88%	2.91%	2.85%	2.89%	2.90%
Efficiency(a)	65.3%	63.8%	48.0%	58.2%	65.4%
Effective tax rate	22.8%	25.0%	30.7%	26.0%	26.1%

Credit Quality
Net losses charged-off	$87	$96	$80	$188	$86
Net losses charged-off as a percent of average portfolio loans and leases	0.37%	0.42%	0.34%	0.80%	0.37%
ALLL as a percent of portfolio loans and leases	1.38%	1.38%	1.37%	1.35%	1.39%
Allowance for credit losses as a percent of portfolio loans and leases(k)	1.54%	1.54%	1.52%	1.49%	1.54%
Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO(e)	0.86%	0.88%	0.70%	0.65%	0.67%

Average Balances
Loans and leases, including held for sale	$94,807	$94,078	$94,587	$94,329	$92,739
Total securities and other short-term investments	32,040	31,573	31,256	30,102	30,563
Total assets	142,920	141,582	141,973	140,706	139,960
Transaction deposits(f)	94,929	94,680	95,676	94,660	96,460
Core deposits(g)	98,973	98,715	99,728	98,717	100,534
Wholesale funding(h)	23,084	21,936	21,907	21,685	18,330
Bancorp shareholders’ equity	16,584	16,376	15,982	15,815	15,841

	Basel III
	Transitional
Regulatory Capital Ratios(i)
CET1 capital(j)	9.94%	9.81%	9.82%	9.40%	9.42%
Tier I risk-based capital(j)	11.03%	10.91%	10.93%	10.49%	10.51%
Total risk-based capital(j)	14.66%	14.66%	14.13%	13.68%	13.69%
Tier I leverage	9.64%	9.57%	9.54%	9.38%	9.44%
CET1 capital (fully phased-in)(j)	9.86%	9.72%	9.72%	9.30%	9.31%

Operations
Banking centers	1,191	1,241	1,254	1,295	1,299
ATMs	2,514	2,556	2,593	2,650	2,630
Full-time equivalent employees	18,051	18,200	18,261	18,311	18,527

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and AOCI).
(d)	The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. Non-GAAP measure; see discussion of non-GAAP measures and Reg. G reconciliation beginning on page 33.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, other short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.
(j)	Under the banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated based upon the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.
(k)	The allowance for credit losses is the sum of the ALLL and the reserve for unfunded commitments.

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2016	March 2016	June 2015	Seq	Yr/Yr	June 2016	June 2015	Yr/Yr
Interest Income
Interest and fees on loans and leases	$808	$804	$782	—	3%	$1,613	$1,560	3%
Interest on securities	236	232	219	2%	8%	468	407	15%
Interest on other short-term investments	2	2	2	—	—	4	6	(33%)

Total interest income	1,046	1,038	1,003	1%	4%	2,085	1,973	6%

Interest Expense
Interest on deposits	50	49	46	2%	9%	99	96	3%
Interest on federal funds purchased	1	1	—	—	100%	1	—	100%
Interest on other short-term borrowings	3	3	1	—	NM	7	1	NM
Interest on long-term debt	90	82	69	10%	30%	173	142	22%

Total interest expense	144	135	116	7%	24%	280	239	17%

Net Interest Income	902	903	887	—	2%	1,805	1,734	4%

Provision for loan and lease losses	91	119	79	(24%)	15%	210	148	42%

Net Interest Income After Provision for Loan and Lease Losses	811	784	808	3%	—	1,595	1,586	1%

Noninterest Income
Service charges on deposits	138	137	139	1%	(1%)	274	274	—
Corporate banking revenue	117	102	113	15%	4%	219	176	24%
Mortgage banking net revenue	75	78	117	(4%)	(36%)	154	203	(24%)
Wealth and asset management revenue	101	102	105	(1%)	(4%)	203	212	(4%)
Card and processing revenue	82	79	77	4%	6%	161	148	9%
Other noninterest income	80	136	1	(41%)	NM	215	165	30%
Securities gains, net	6	3	4	100%	50%	9	9	—

Total noninterest income	599	637	556	(6%)	8%	1,235	1,187	4%

Noninterest Expense
Salaries, wages and incentives	407	403	383	1%	6%	810	752	8%
Employee benefits	85	100	78	(15%)	9%	185	176	5%
Net occupancy expense	75	77	83	(3%)	(10%)	152	162	(6%)
Technology and communications	60	56	54	7%	11%	116	109	6%
Equipment expense	30	30	31	—	(3%)	60	61	(2%)
Card and processing expense	37	35	38	6%	(3%)	72	74	(3%)
Other noninterest expense	289	285	280	1%	3%	573	537	7%

Total noninterest expense	983	986	947	—	4%	1,968	1,871	5%

Income Before Income Taxes	427	435	417	(2%)	2%	862	902	(4%)
Applicable income tax expense	98	108	108	(9%)	(9%)	206	232	(11%)

Net Income	329	327	309	1%	6%	656	670	(2%)
Less: Net income attributable to noncontrolling interests	(4)	—	(6)	100%	(33%)	(4)	(6)	(33%)

Net Income Attributable to Bancorp	333	327	315	2%	6%	660	676	(2%)
Dividends on preferred stock	23	15	23	53%	—	38	38	—

Net Income Available to Common Shareholders	$310	$312	$292	(1%)	6%	$622	$638	(3%)

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	June 2016	March 2016	December 2015	September 2015	June 2015
Interest Income
Interest and fees on loans and leases	$808	$804	$797	$795	$782
Interest on securities	236	232	231	230	219
Interest on other short-term investments	2	2	2	1	2

Total interest income	1,046	1,038	1,030	1,026	1,003
Taxable equivalent adjustment	6	6	5	5	5

Total interest income (taxable equivalent)	1,052	1,044	1,035	1,031	1,008

Interest Expense
Interest on deposits	50	49	46	44	46
Interest on federal funds purchased	1	1	—	—	—
Interest on other short-term borrowings	3	3	1	1	1
Interest on long-term debt	90	82	84	80	69

Total interest expense	144	135	131	125	116

Net Interest Income (Taxable Equivalent)	908	909	904	906	892

Provision for loan and lease losses	91	119	91	156	79

Net Interest Income (Taxable Equivalent) After Provision for Provision for Loan and Lease Losses	817	790	813	750	813

Noninterest Income
Service charges on deposits	138	137	144	145	139
Corporate banking revenue	117	102	104	104	113
Mortgage banking net revenue	75	78	74	71	117
Wealth and asset management revenue	101	102	102	103	105
Card and processing revenue	82	79	77	77	77
Other noninterest income	80	136	602	213	1
Securities gains, net	6	3	1	—	4

Total noninterest income	599	637	1,104	713	556

Noninterest Expense
Salaries, wages and incentives	407	403	386	387	383
Employee benefits	85	100	74	72	78
Net occupancy expense	75	77	83	77	83
Technology and communications	60	56	59	56	54
Equipment expense	30	30	32	31	31
Card and processing expense	37	35	40	40	38
Other noninterest expense	289	285	289	280	280

Total noninterest expense	983	986	963	943	947

Income Before Income Taxes (Taxable Equivalent)	433	441	954	520	422
Taxable equivalent adjustment	6	6	5	5	5

Income Before Income Taxes	427	435	949	515	417
Applicable income tax expense	98	108	292	134	108

Net Income	329	327	657	381	309
Less: Net Income attributable to noncontrolling interests	(4)	—	—	—	(6)

Net Income Attributable to Bancorp	333	327	657	381	315
Dividends on preferred stock	23	15	23	15	23

Net Income Available to Common Shareholders	$310	$312	$634	$366	$292

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	June	March	June
	2016	2016	2015	Seq	Yr/Yr
Assets
Cash and due from banks	$2,359	$2,298	$2,785	3%	(15%)
Available-for-sale and other securities(a)	31,455	29,891	27,987	5%	12%
Held-to-maturity securities(b)	62	64	157	(3%)	(61%)
Trading securities	401	405	370	(1%)	8%
Other short-term investments	1,818	1,778	3,451	2%	(47%)
Loans held for sale	877	803	995	9%	(12%)
Portfolio loans and leases:
Commercial and industrial loans	43,558	43,433	42,800	—	2%
Commercial mortgage loans	6,875	6,864	7,150	—	(4%)
Commercial construction loans	3,706	3,428	2,709	8%	37%
Commercial leases	3,978	3,956	3,881	1%	2%
Residential mortgage loans	14,307	13,895	12,933	3%	11%
Home equity	7,988	8,112	8,547	(2%)	(7%)
Automobile loans	10,671	11,128	11,909	(4%)	(10%)
Credit card	2,172	2,138	2,278	2%	(5%)
Other consumer loans and leases	654	651	496	—	32%

Portfolio loans and leases	93,909	93,605	92,703	—	1%
Allowance for loan and lease losses	(1,299)	(1,295)	(1,293)	—	—

Portfolio loans and leases, net	92,610	92,310	91,410	—	1%
Bank premises and equipment	2,144	2,185	2,298	(2%)	(7%)
Operating lease equipment	756	738	670	2%	13%
Goodwill	2,416	2,416	2,416	—	—
Intangible assets	10	11	13	(9%)	(23%)
Servicing rights	621	685	854	(9%)	(27%)
Other assets	8,096	8,846	8,222	(8%)	(2%)

Total Assets	$143,625	$142,430	$141,628	1%	1%

Liabilities
Deposits:
Demand	$36,137	$35,858	$35,449	1%	2%
Interest checking	24,571	25,182	27,074	(2%)	(9%)
Savings	14,356	14,738	14,976	(3%)	(4%)
Money market	19,125	19,377	17,900	(1%)	7%
Foreign office	453	441	728	3%	(38%)
Other time	4,021	4,049	4,050	(1%)	(1%)
Certificates $100,000 and over	2,778	2,830	2,846	(2%)	(2%)
Other	430	—	—	100%	100%

Total deposits	101,871	102,475	103,023	(1%)	(1%)
Federal funds purchased	108	134	126	(19%)	(14%)
Other short-term borrowings	3,979	3,523	4,136	13%	(4%)
Accrued taxes, interest and expenses	2,187	2,011	1,858	9%	18%
Other liabilities	2,495	2,627	3,356	(5%)	(26%)
Long-term debt	16,231	15,305	13,491	6%	20%

Total Liabilities	126,871	126,075	125,990	1%	1%

Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	1,331	1,331	1,331	—	—
Capital surplus	2,754	2,686	2,632	3%	5%
Retained earnings	12,778	12,570	11,564	2%	10%
Accumulated other comprehensive income	889	684	291	30%	NM
Treasury stock	(3,077)	(2,999)	(2,264)	3%	36%

Total Bancorp shareholders’ equity	16,726	16,323	15,605	2%	7%
Noncontrolling interests	28	32	33	(13%)	(15%)

Total Equity	16,754	16,355	15,638	2%	7%

Total Liabilities and Equity	$143,625	$142,430	$141,628	1%	1%

(a) Amortized cost	$30,101	$28,838	$27,483	4%	10%
(b) Market values	62	64	157	(3%)	(61%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	766,346	770,471	810,054	(1%)	(5%)
Treasury	157,547	153,422	113,838	3%	38%

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	June	March	December	September	June
	2016	2016	2015	2015	2015
Assets
Cash and due from banks	$2,359	$2,298	$2,540	$2,455	$2,785
Available-for-sale and other securities(a)	31,455	29,891	29,044	28,799	27,987
Held-to-maturity securities(b)	62	64	70	157	157
Trading securities	401	405	386	374	370
Other short-term investments	1,818	1,778	2,671	1,994	3,451
Loans held for sale	877	803	903	994	995
Portfolio loans and leases:
Commercial and industrial loans	43,558	43,433	42,131	42,948	42,800
Commercial mortgage loans	6,875	6,864	6,957	7,061	7,150
Commercial construction loans	3,706	3,428	3,214	3,101	2,709
Commercial leases	3,978	3,956	3,854	3,898	3,881
Residential mortgage loans	14,307	13,895	13,716	13,392	12,933
Home equity	7,988	8,112	8,301	8,427	8,547
Automobile loans	10,671	11,128	11,493	11,826	11,909
Credit card	2,172	2,138	2,259	2,229	2,278
Other consumer loans and leases	654	651	657	692	496

Portfolio loans and leases	93,909	93,605	92,582	93,574	92,703
Allowance for loan and lease losses	(1,299)	(1,295)	(1,272)	(1,261)	(1,293)

Portfolio loans and leases, net	92,610	92,310	91,310	92,313	91,410
Bank premises and equipment	2,144	2,185	2,239	2,264	2,298
Operating lease equipment	756	738	707	680	670
Goodwill	2,416	2,416	2,416	2,416	2,416
Intangible assets	10	11	12	13	13
Servicing rights	621	685	785	757	854
Other assets	8,096	8,846	7,965	8,667	8,222

Total Assets	$143,625	$142,430	$141,048	$141,883	$141,628

Liabilities
Deposits:
Demand	$36,137	$35,858	$36,267	$34,832	$35,449
Interest checking	24,571	25,182	26,768	24,832	27,074
Savings	14,356	14,738	14,601	14,632	14,976
Money market	19,125	19,377	18,494	18,887	17,900
Foreign office	453	441	464	754	728
Other time	4,021	4,049	4,019	4,041	4,050
Certificates $100,000 and over	2,778	2,830	2,592	2,915	2,846
Other	430	—	—	—	—

Total deposits	101,871	102,475	103,205	100,893	103,023
Federal funds purchased	108	134	151	132	126
Other short-term borrowings	3,979	3,523	1,507	4,904	4,136
Accrued taxes, interest and expenses	2,187	2,011	2,164	1,990	1,858
Other liabilities	2,495	2,627	2,341	2,614	3,356
Long-term debt	16,231	15,305	15,810	15,492	13,491

Total Liabilities	126,871	126,075	125,178	126,025	125,990

Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	1,331	1,331	1,331	1,331	1,331
Capital surplus	2,754	2,686	2,666	2,659	2,632
Retained earnings	12,778	12,570	12,358	11,826	11,564
Accumulated other comprehensive income	889	684	197	522	291
Treasury stock	(3,077)	(2,999)	(2,764)	(2,563)	(2,264)

Total Bancorp shareholders’ equity	16,726	16,323	15,839	15,826	15,605
Noncontrolling interests	28	32	31	32	33

Total Equity	16,754	16,355	15,870	15,858	15,638

Total Liabilities and Equity	$143,625	$142,430	$141,048	$141,883	$141,628

(a) Amortized cost	$30,101	$28,838	$28,678	$27,986	$27,483
(b) Market values	62	64	70	157	157
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	766,346	770,471	785,080	795,439	810,054
Treasury	157,547	153,422	138,812	128,453	113,838

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	June	June	June	June
	2016	2015	2016	2015
Total equity, beginning	$16,355	$15,904	$15,870	$15,665
Net income attributable to Bancorp	333	315	660	676
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	194	(281)	641	(148)
Qualifying cash flow hedges	9	(18)	48	6
Change in accumulated other comprehensive income related to employee benefit plans	2	2	3	4

Comprehensive income	538	18	1,352	538

Cash dividends declared:
Common stock	(100)	(105)	(201)	(211)
Preferred stock	(23)	(23)	(38)	(38)
Impact of stock transactions under stock compensation plans, net	14	6	39	26
Shares acquired for treasury	(26)	(155)	(265)	(335)
Noncontrolling interest	(4)	(7)	(3)	(6)
Other	—	—	—	(1)

Total equity, ending	$16,754	$15,638	$16,754	$15,638

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	June	March	June
	2016	2016	2015	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$43,878	$43,127	$42,554	2%	3%
Commercial mortgage loans	6,835	6,908	7,149	(1%)	(4%)
Commercial construction loans	3,551	3,297	2,549	8%	39%
Commercial leases	3,904	3,875	3,776	1%	3%
Residential mortgage loans	14,842	14,405	13,375	3%	11%
Home equity	8,059	8,241	8,655	(2%)	(7%)
Automobile loans	10,887	11,285	11,902	(4%)	(9%)
Credit card	2,198	2,277	2,296	(3%)	(4%)
Other consumer loans and leases	653	663	483	(2%)	35%
Taxable securities	30,002	29,619	27,344	1%	10%
Tax exempt securities	85	78	59	9%	44%
Other short-term investments	1,953	1,876	3,160	4%	(38%)

Total interest-earning assets	126,847	125,651	123,302	1%	3%
Cash and due from banks	2,228	2,335	2,636	(5%)	(15%)
Other assets	15,140	14,869	15,322	2%	(1%)
Allowance for loan and lease losses	(1,295)	(1,273)	(1,300)	2%	—

Total Assets	$142,920	$141,582	$139,960	1%	2%

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$24,714	$25,740	$26,894	(4%)	(8%)
Savings deposits	14,576	14,601	15,156	—	(4%)
Money market deposits	19,243	18,655	18,071	3%	6%
Foreign office deposits	484	483	955	—	(49%)
Other time deposits	4,044	4,035	4,074	—	(1%)
Certificates $100,000 and over	2,819	2,815	2,558	—	10%
Other deposits	467	—	—	100%	100%
Federal funds purchased	693	608	326	14%	NM
Other short-term borrowings	3,754	3,564	1,705	5%	NM
Long-term debt	15,351	14,949	13,741	3%	12%

Total interest-bearing liabilities	86,145	85,450	83,480	1%	3%
Demand deposits	35,912	35,201	35,384	2%	1%
Other liabilities	4,247	4,524	5,215	(6%)	(19%)

Total Liabilities	126,304	125,175	124,079	1%	2%
Total Equity	16,616	16,407	15,881	1%	5%

Total Liabilities and Equity	$142,920	$141,582	$139,960	1%	2%

	For the Three Months Ended			bps Change
Yield Analysis	June	March	June
	2016	2016	2015	Seq	Yr/Yr
Interest-earning assets:
Commercial and industrial loans(a)	3.25%	3.23%	3.14%	2	11
Commercial mortgage loans(a)	3.28%	3.27%	3.22%	1	6
Commercial construction loans(a)	3.36%	3.38%	3.17%	(2)	19
Commercial leases(a)	2.71%	2.77%	2.83%	(6)	(12)
Residential mortgage loans	3.57%	3.63%	3.69%	(6)	(12)
Home equity	3.81%	3.80%	3.66%	1	15
Automobile loans	2.68%	2.65%	2.65%	3	3
Credit card	10.47%	10.64%	10.33%	(17)	14
Other consumer loans and leases	6.36%	6.27%	8.49%	9	(213)

Total loans and leases	3.45%	3.46%	3.41%	(1)	4
Taxable securities	3.16%	3.14%	3.20%	2	(4)
Tax exempt securities(a)	4.09%	4.32%	4.82%	(23)	(73)
Other short-term investments	0.43%	0.42%	0.25%	1	18

Total interest-earning assets	3.34%	3.34%	3.28%	—	6

Interest-bearing liabilities:
Interest checking deposits	0.22%	0.23%	0.19%	(1)	3
Savings deposits	0.05%	0.04%	0.05%	1	—
Money market deposits	0.26%	0.25%	0.23%	1	3
Foreign office deposits	0.15%	0.15%	0.14%	—	1
Other time deposits	1.24%	1.22%	1.24%	2	—
Certificates $100,000 and over	1.29%	1.28%	1.24%	1	5
Other deposits	0.40%	0.00%	0.00%	40	40
Federal funds purchased	0.39%	0.36%	0.12%	3	27
Other short-term borrowings	0.36%	0.39%	0.12%	(3)	24
Long-term debt	2.36%	2.22%	2.04%	14	32

Total interest-bearing liabilities	0.67%	0.64%	0.56%	3	11

Ratios:
Net interest margin (taxable equivalent)	2.88%	2.91%	2.90%	(3)	(2)
Net interest rate spread (taxable equivalent)	2.67%	2.70%	2.72%	(3)	(5)
Interest-bearing liabilities to interest-earning assets	67.91%	68.01%	67.70%	(10)	21

(a)	Presented on a fully taxable equivalent basis.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	June	June
	2016	2015	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$43,503	$42,011	4%
Commercial mortgage loans	6,871	7,198	(5%)
Commercial construction loans	3,424	2,375	44%
Commercial leases	3,889	3,746	4%
Residential mortgage loans	14,623	13,444	9%
Home equity	8,150	8,728	(7%)
Automobile loans	11,086	11,918	(7%)
Credit card	2,238	2,308	(3%)
Other consumer loans and leases	659	474	39%
Taxable securities	29,811	25,235	18%
Tax exempt securities	82	59	39%
Other short-term investments	1,915	4,511	(58%)

Total interest-earning assets	126,251	122,007	3%
Cash and due from banks	2,282	2,733	(17%)
Other assets	15,002	15,366	(2%)
Allowance for loan and lease losses	(1,284)	(1,311)	(2%)

Total Assets	$142,251	$138,795	2%

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$25,227	$26,889	(6%)
Savings deposits	14,589	15,165	(4%)
Money market deposits	18,949	17,784	7%
Foreign office deposits	484	908	(47%)
Other time deposits	4,039	4,048	—
Certificates $100,000 and over	2,817	2,620	8%
Other deposits	234	—	100%
Federal funds purchased	651	249	NM
Other short-term borrowings	3,659	1,654	NM
Long-term debt	15,148	14,076	8%

Total interest-bearing liabilities	85,797	83,393	3%
Demand deposits	35,557	34,576	3%
Other liabilities	4,386	4,956	(12%)

Total Liabilities	125,740	122,925	2%
Total Equity	16,511	15,870	4%

Total Liabilities and Equity	$142,251	$138,795	2%

	Year to Date		bps Change
Yield Analysis	June	June
	2016	2015	Yr/Yr
Interest-earning assets:
Commercial and industrial loans(a)	3.24%	3.15%	9
Commercial mortgage loans(a)	3.28%	3.25%	3
Commercial construction loans(a)	3.37%	3.20%	17
Commercial leases(a)	2.74%	2.87%	(13)
Residential mortgage loans	3.60%	3.76%	(16)
Home equity	3.80%	3.66%	14
Automobile loans	2.66%	2.67%	(1)
Credit card	10.56%	10.28%	28
Other consumer loans and leases	6.31%	9.61%	(330)

Total loans and leases	3.46%	3.43%	3
Taxable securities	3.15%	3.25%	(10)
Tax exempt securities(a)	4.20%	5.03%	(83)
Other short-term investments	0.42%	0.25%	17

Total interest-earning assets	3.34%	3.28%	6

Interest-bearing liabilities:
Interest checking deposits	0.23%	0.20%	3
Savings deposits	0.05%	0.06%	(1)
Money market deposits	0.25%	0.28%	(3)
Foreign office deposits	0.15%	0.17%	(2)
Other time deposits	1.23%	1.20%	3
Certificates $100,000 and over	1.29%	1.20%	9
Other deposits	0.40%	0.00%	40
Federal funds purchased	0.37%	0.11%	26
Other short-term borrowings	0.37%	0.11%	26
Long-term debt	2.29%	2.04%	25

Total interest-bearing liabilities	0.66%	0.58%	8

Ratios:
Net interest margin (taxable equivalent)	2.89%	2.88%	1
Net interest rate spread (taxable equivalent)	2.68%	2.70%	(2)
Interest-bearing liabilities to interest-earning assets	67.96%	68.35%	(39)

(a)	Presented on a fully taxable equivalent basis.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	June	March	December	September	June
	2016	2016	2015	2015	2015
Assets
Interest-earning assets:
Commercial and industrial loans	$43,878	$43,127	$43,175	$43,162	$42,554
Commercial mortgage loans	6,835	6,908	7,053	7,038	7,149
Commercial construction loans	3,551	3,297	3,141	2,966	2,549
Commercial leases	3,904	3,875	3,841	3,847	3,776
Residential mortgage loans	14,842	14,405	14,315	13,976	13,375
Home equity	8,059	8,241	8,394	8,521	8,655
Automobile loans	10,887	11,285	11,674	11,881	11,902
Credit card	2,198	2,277	2,320	2,277	2,296
Other consumer loans and leases	653	663	674	661	483
Taxable securities	30,002	29,619	28,951	28,251	27,344
Tax exempt securities	85	78	52	52	59
Other short-term investments	1,953	1,876	2,253	1,799	3,160

Total interest-earning assets	126,847	125,651	125,843	124,431	123,302
Cash and due from banks	2,228	2,335	2,466	2,503	2,636
Other assets	15,140	14,869	14,925	15,064	15,322
Allowance for loan and lease losses	(1,295)	(1,273)	(1,261)	(1,292)	(1,300)

Total Assets	$142,920	$141,582	$141,973	$140,706	$139,960

Liabilities
Interest-bearing liabilities:
Interest checking deposits	$24,714	$25,740	$25,296	$25,590	$26,894
Savings deposits	14,576	14,601	14,615	14,868	15,156
Money market deposits	19,243	18,655	18,775	18,253	18,071
Foreign office deposits	484	483	736	718	955
Other time deposits	4,044	4,035	4,052	4,057	4,074
Certificates $100,000 and over	2,819	2,815	3,305	2,924	2,558
Other deposits	467	—	7	222	—
Federal funds purchased	693	608	1,182	1,978	326
Other short-term borrowings	3,754	3,564	1,675	1,897	1,705
Long-term debt	15,351	14,949	15,738	14,664	13,741

Total interest-bearing liabilities	86,145	85,450	85,381	85,171	83,480
Demand deposits	35,912	35,201	36,254	35,231	35,384
Other liabilities	4,247	4,524	4,325	4,458	5,215

Total Liabilities	126,304	125,175	125,960	124,860	124,079
Total Equity	16,616	16,407	16,013	15,846	15,881

Total Liabilities and Equity	$142,920	$141,582	$141,973	$140,706	$139,960

Yield Analysis
Interest-earning assets:
Commercial and industrial loans(a)	3.25%	3.23%	3.12%	3.11%	3.14%
Commercial mortgage loans(a)	3.28%	3.27%	3.11%	3.17%	3.22%
Commercial construction loans(a)	3.36%	3.38%	3.18%	3.13%	3.17%
Commercial leases(a)	2.71%	2.77%	2.68%	2.72%	2.83%
Residential mortgage loans	3.57%	3.63%	3.62%	3.63%	3.69%
Home equity	3.81%	3.80%	3.57%	3.61%	3.66%
Automobile loans	2.68%	2.65%	2.67%	2.62%	2.65%
Credit card	10.47%	10.64%	10.17%	10.38%	10.33%
Other consumer loans and leases	6.36%	6.27%	6.95%	6.81%	8.49%

Total loans and leases	3.45%	3.46%	3.36%	3.36%	3.41%
Taxable securities	3.16%	3.14%	3.16%	3.23%	3.20%
Tax exempt securities(a)	4.09%	4.32%	5.69%	5.20%	4.82%
Other short-term investments	0.43%	0.42%	0.28%	0.23%	0.25%

Total interest-earning assets	3.34%	3.34%	3.26%	3.29%	3.28%

Interest-bearing liabilities:
Interest checking deposits	0.22%	0.23%	0.19%	0.18%	0.19%
Savings deposits	0.05%	0.04%	0.05%	0.05%	0.05%
Money market deposits	0.26%	0.25%	0.22%	0.21%	0.23%
Foreign office deposits	0.15%	0.15%	0.14%	0.14%	0.14%
Other time deposits	1.24%	1.22%	1.20%	1.19%	1.24%
Certificates $100,000 and over	1.29%	1.28%	1.09%	1.16%	1.24%
Other deposits	0.40%	0.00%	0.09%	0.16%	0.00%
Federal funds purchased	0.39%	0.36%	0.12%	0.14%	0.12%
Other short-term borrowings	0.36%	0.39%	0.12%	0.13%	0.12%
Long-term debt	2.36%	2.22%	2.12%	2.16%	2.04%

Total interest-bearing liabilities	0.67%	0.64%	0.61%	0.58%	0.56%

Ratios:
Net interest margin (taxable equivalent)	2.88%	2.91%	2.85%	2.89%	2.90%
Net interest rate spread (taxable equivalent)	2.67%	2.70%	2.65%	2.71%	2.72%
Interest-bearing liabilities to interest-earning assets	67.91%	68.01%	67.85%	68.45%	67.70%

(a)	Presented on a fully taxable equivalent basis.

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	June	March	December	September	June
	2016	2016	2015	2015	2015
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$43,876	$43,089	$43,154	$43,149	$42,550
Commercial mortgage loans	6,831	6,886	7,032	7,023	7,148
Commercial construction loans	3,551	3,297	3,141	2,965	2,549
Commercial leases	3,898	3,874	3,839	3,846	3,776

Total commercial loans and leases	58,156	57,146	57,166	56,983	56,023
Consumer loans and leases:
Residential mortgage loans	14,046	13,788	13,504	13,144	12,831
Home equity	8,054	8,217	8,360	8,479	8,654
Automobile loans	10,887	11,283	11,670	11,877	11,902
Credit card	2,134	2,179	2,218	2,277	2,296
Other consumer loans and leases	654	662	676	613	467

Total consumer loans and leases	35,775	36,129	36,428	36,390	36,150

Total average portfolio loans and leases	$93,931	$93,275	$93,594	$93,373	$92,173

Average loans held for sale	$876	$803	$993	$956	$566

End of Period Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$43,558	$43,433	$42,131	$42,948	$42,800
Commercial mortgage loans	6,875	6,864	6,957	7,061	7,150
Commercial construction loans	3,706	3,428	3,214	3,101	2,709
Commercial leases	3,978	3,956	3,854	3,898	3,881

Total commercial loans and leases	58,117	57,681	56,156	57,008	56,540
Consumer loans and leases:
Residential mortgage loans	14,307	13,895	13,716	13,392	12,933
Home equity	7,988	8,112	8,301	8,427	8,547
Automobile loans	10,671	11,128	11,493	11,826	11,909
Credit card	2,172	2,138	2,259	2,229	2,278
Other consumer loans and leases	654	651	657	692	496

Total consumer loans and leases	35,792	35,924	36,426	36,566	36,163

Total portfolio loans and leases	$93,909	$93,605	$92,582	$93,574	$92,703

Total loans held for sale	$877	$803	$903	$994	$995

Operating lease equipment	$756	$738	$707	$680	$670

Loans and Leases Serviced for Others:(a)
Commercial and industrial loans	$567	$552	$588	$589	$594
Commercial mortgage loans	229	231	239	260	266
Commercial construction loans	24	26	27	26	25
Commercial leases	282	262	256	252	260
Residential mortgage loans	56,170	57,758	59,024	60,301	61,727
Automobile loans	83	102	122	146	174

Total loans and leases serviced for others	57,355	58,931	60,256	61,574	63,046

Total loans and leases serviced	$152,897	$154,077	$154,448	$156,822	$157,414

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities.

Fifth Third Bancorp and Subsidiaries

Regulatory Capital

$ in millions

(unaudited)

	Basel III Transitional
	As of
	June	March	December	September	June
	2016(a)	2016	2015	2015	2015
Regulatory capital:
Common stock and related surplus (net of treasury stock)	$1,728	$1,738	$1,953	$2,147	$2,419
Retained earnings	12,778	12,570	12,358	11,826	11,564
Common equity tier I capital adjustments and deductions	(2,394)	(2,394)	(2,394)	(2,399)	(2,401)

CET1 capital	12,112	11,914	11,917	11,574	11,582
Additional tier I capital	1,331	1,330	1,343	1,340	1,340

Tier I capital	13,443	13,244	13,260	12,914	12,922
Tier II capital	4,414	4,553	3,874	3,935	3,909

Total regulatory capital	$17,857	$17,797	$17,134	$16,849	$16,831

Risk-weighted assets(b)	$121,824	$121,432	$121,290	$123,148	$122,986

Ratios:
Average shareholders’ equity to average assets	11.60%	11.57%	11.26%	11.24%	11.32%

Regulatory capital ratios:
	Basel III
	Transitional
Fifth Third Bancorp
CET1 capital(b)	9.94%	9.81%	9.82%	9.40%	9.42%
Tier I risk-based capital(b)	11.03%	10.91%	10.93%	10.49%	10.51%
Total risk-based capital(b)	14.66%	14.66%	14.13%	13.68%	13.69%
Tier I leverage	9.64%	9.57%	9.54%	9.38%	9.44%
CET1 capital (fully phased-in)(b)(c)	9.86%	9.72%	9.72%	9.30%	9.31%

Fifth Third Bank
Tier I risk-based capital(b)	11.83%	11.79%	11.92%	11.39%	11.25%
Total risk-based capital(b)	13.67%	13.63%	13.12%	12.55%	12.44%
Tier I leverage	10.37%	10.39%	10.43%	10.21%	10.14%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting weighted values are added together resulting in the total risk-weighted assets.
(c)	This ratio has been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. Non-GAAP measure; see discussion of non-GAAP measures and Reg. G reconciliation beginning on page 33.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	June 2016	March 2016	December 2015	September 2015	June 2015
Average portfolio loans and leases:
Commercial and industrial loans	$43,876	$43,089	$43,154	$43,149	$42,550
Commercial mortgage loans	6,831	6,886	7,032	7,023	7,148
Commercial construction loans	3,551	3,297	3,141	2,965	2,549
Commercial leases	3,898	3,874	3,839	3,846	3,776
Residential mortgage loans	14,046	13,788	13,504	13,144	12,831
Home equity	8,054	8,217	8,360	8,479	8,654
Automobile loans	10,887	11,283	11,670	11,877	11,902
Credit card	2,134	2,179	2,218	2,277	2,296
Other consumer loans and leases	654	662	676	613	467

Total average portfolio loans and leases	$93,931	$93,275	$93,594	$93,373	$92,173

Losses charged-off:
Commercial and industrial loans	($43)	($50)	($38)	($133)	($40)
Commercial mortgage loans	(7)	(8)	(7)	(13)	(14)
Commercial construction loans	—	—	—	(3)	—
Commercial leases	(1)	(2)	(1)	—	—
Residential mortgage loans	(5)	(4)	(5)	(6)	(8)
Home equity	(10)	(11)	(13)	(13)	(13)
Automobile loans	(12)	(14)	(13)	(11)	(9)
Credit card	(23)	(23)	(22)	(24)	(24)
Other consumer loans and leases	(4)	(4)	(6)	(6)	(4)

Total losses charged-off	($105)	($116)	($105)	($209)	($112)

Recoveries of losses previously charged-off:
Commercial and industrial loans	$4	$4	$8	$5	$6
Commercial mortgage loans	1	2	4	2	3
Commercial construction loans	—	—	—	—	—
Commercial leases	—	—	—	—	—
Residential mortgage loans	3	2	2	3	3
Home equity	4	3	4	4	4
Automobile loans	4	5	4	4	5
Credit card	2	3	3	3	3
Other consumer loans and leases	—	1	—	—	2

Total recoveries of losses previously charged-off	$18	$20	$25	$21	$26

Net losses charged-off:
Commercial and industrial loans	($39)	($46)	($30)	($128)	($34)
Commercial mortgage loans	(6)	(6)	(3)	(11)	(11)
Commercial construction loans	—	—	—	(3)	—
Commercial leases	(1)	(2)	(1)	—	—
Residential mortgage loans	(2)	(2)	(3)	(3)	(5)
Home equity	(6)	(8)	(9)	(9)	(9)
Automobile loans	(8)	(9)	(9)	(7)	(4)
Credit card	(21)	(20)	(19)	(21)	(21)
Other consumer loans and leases	(4)	(3)	(6)	(6)	(2)

Total net losses charged-off	($87)	($96)	($80)	($188)	($86)

Net losses charged-off as a percent of average portfolio loans and leases:
Commercial and industrial loans	0.36%	0.43%	0.28%	1.17%	0.32%
Commercial mortgage loans	0.38%	0.35%	0.19%	0.66%	0.62%
Commercial construction loans	0.00%	(0.06%)	0.00%	0.43%	0.00%
Commercial leases	0.09%	0.20%	0.15%	0.00%	(0.01%)
Residential mortgage loans	0.06%	0.07%	0.08%	0.10%	0.16%
Home equity	0.30%	0.36%	0.39%	0.42%	0.41%
Automobile loans	0.26%	0.32%	0.31%	0.23%	0.14%
Credit card	3.92%	3.73%	3.40%	3.77%	3.62%
Other consumer loans and leases	2.42%	2.28%	3.10%	3.52%	2.45%

Total net losses charged-off as a percent of average portfolio loans and leases	0.37%	0.42%	0.34%	0.80%	0.37%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	June	March	December	September	June
	2016	2016	2015	2015	2015
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,295	$1,272	$1,261	$1,293	$1,300
Total net losses charged-off	(87)	(96)	(80)	(188)	(86)
Provision for loan and lease losses	91	119	91	156	79

Allowance for loan and lease losses, ending	$1,299	$1,295	$1,272	$1,261	$1,293

Reserve for unfunded commitments, beginning	$144	$138	$134	$132	$130
Provision for unfunded commitments	7	6	4	2	2

Reserve for unfunded commitments, ending	$151	$144	$138	$134	$132

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,299	$1,295	$1,272	$1,261	$1,293
Reserve for unfunded commitments	151	144	138	134	132

Total allowance for credit losses	$1,450	$1,439	$1,410	$1,395	$1,425

	As of
	June	March	December	September	June
	2016	2016	2015	2015	2015
Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$254	$278	$82	$47	$61
Commercial mortgage loans	39	51	56	60	49
Commercial construction loans	—	—	—	—	—
Commercial leases	4	4	—	2	2
Residential mortgage loans	27	25	28	31	35
Home equity	61	61	62	65	70

Total nonaccrual portfolio loans and leases (excludes restructured loans)	385	419	228	205	217
Nonaccrual restructured portfolio commercial loans and leases	242	210	203	177	175
Nonaccrual restructured portfolio consumer loans and leases	66	72	75	76	83

Total nonaccrual portfolio loans and leases	693	701	506	458	475
Repossessed property	15	17	18	17	16
OREO	97	107	123	131	135

Total nonperforming portfolio assets	805	825	647	606	626
Nonaccrual loans held for sale	20	3	1	1	1
Nonaccrual restructured loans held for sale	—	2	11	1	—

Total nonperforming assets	$825	$830	$659	$608	$627

Restructured portfolio consumer loans and leases (accrual)	$982	$998	$979	$973	$970
Restructured portfolio commercial loans and leases (accrual)	$431	$461	$491	$571	$769

90 days past due loans and leases:
Commercial and industrial loans	$2	$3	$7	$3	$2
Commercial mortgage loans	—	—	—	2	—
Commercial construction loans	—	—	—	—	—
Commercial leases	—	—	—	—	—

Total commercial loans and leases	2	3	7	5	2

Residential mortgage loans	38	44	40	40	43
Home equity	—	—	—	—	—
Automobile loans	7	8	10	8	8
Credit card	18	18	18	17	17
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	63	70	68	65	68

Total 90 days past due loans and leases(b)	$65	$73	$75	$70	$70

Ratios
Net losses charged-off as a percent of average portfolio loans and leases	0.37%	0.42%	0.34%	0.80%	0.37%
Allowance for loan and lease losses:
As a percent of portfolio loans and leases	1.38%	1.38%	1.37%	1.35%	1.39%
As a percent of nonperforming loans and leases(a)	188%	185%	252%	275%	272%
As a percent of nonperforming assets(a)	161%	157%	197%	208%	206%
Nonperforming loans and leases as a percent of portfolio loans and leases and OREO(a)	0.74%	0.75%	0.55%	0.49%	0.51%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including OREO(a)	0.86%	0.88%	0.70%	0.65%	0.67%
Nonperforming assets as a percent of total loans, leases and other assets, including OREO	0.87%	0.88%	0.70%	0.64%	0.67%
Allowance for credit losses as a percent of nonperforming assets	180%	174%	218%	230%	228%

(a)	Does not include nonaccrual loans held for sale.
(b)	Does not include loans held for sale.

Use of Non-GAAP Financial Measures

In addition to GAAP measures, management considers various Non-GAAP measures when evaluating the performance of the business, including : “pre-provision net revenue,” “noninterest income excluding certain items,” “tangible net income available to common shareholders,” “average tangible common equity,” “tangible equity,” and “Common Equity Tier 1,” and certain ratios derived from these measures.

Pre-provision net revenue is defined as net interest income plus noninterest income minus noninterest expense. Management believes this measure is important because it provides a ready view of pre-tax earnings before the impact of provision expense. Noninterest income excluding certain items is provided by management to assist the reader in indentifying significant, unusual, or large transactions that impacted noninterest income.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity ratio and tangible common equity ratio, in addition to capital ratios defined by the U.S. banking agencies. These calculations are intended to complement the capital ratios defined by the U.S. banking agencies for both absolute and comparative purposes. Because U.S. GAAP does not include capital ratio measures, the Bancorp believes there are no comparable U.S. GAAP financial measures to these ratios. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be Non-GAAP financial measures.

Management believes return on average tangible common equity is an important measure for comparative purposes with other financial institutions because it calculates the return available to common shareholders without the impact of intangible assets and their related amortization. This is useful for evaluating the performance of a business consistently, whether acquired or developed internally.

The Bancorp became subject to the Basel III Final Rule on January 1, 2015 which defined various regulatory capital ratios including the Common Equity Tier 1 (“CET1”) ratio. The CET1 capital ratio has transition provisions that will be phased out over time. CET1 capital ratio is presented on a fully phased-in basis for comparative purposes with other organizations. The Bancorp considers the fully phased-in CET1 ratio a Non-GAAP measure since it is not the CET1 ratio in effect for the periods presented. Since analysts and the U.S. banking agencies may assess the Bancorp’s capital adequacy using these ratios, management believes they are useful to provide investors the ability to assess its capital adequacy on the same basis.

Please note that although Non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see page 34 for Reg. G reconciliations of all Non-GAAP measures used in this release to the most directly comparable GAAP measures.

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

		For the Three Months Ended
		June 2016	March 2016	December 2015	September 2015	June 2015
Net interest income (U.S. GAAP)		$902	$903	$899	$901	$887
Add:	Noninterest income	599	637	1,104	713	556
Less:	Noninterest expense	(983)	(986)	(963)	(943)	(947)

Pre-provision net revenue		518	554	1,040	671	496

Net income available to common shareholders (U.S. GAAP)		310	312	634	366	292
Add:	Intangible amortization, net of tax	—	—	—	—	—

Tangible net income available to common shareholders		310	312	634	366	292
Tangible net income available to common shareholders (annualized) (a)		1,247	1,255	2,515	1,452	1,171

Average Bancorp shareholders’ equity (U.S. GAAP)		16,584	16,376	15,982	15,815	15,841
Less:	Average preferred stock	(1,331)	(1,331)	(1,331)	(1,331)	(1,331)
	Average goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
	Average intangible assets and other servicing rights	(11)	(12)	(13)	(14)	(15)

Average tangible common equity (b)		12,826	12,617	12,222	12,054	12,079

Total Bancorp shareholders’ equity (U.S. GAAP)		16,726	16,323	15,839	15,826	15,605
Less:	Preferred stock	(1,331)	(1,331)	(1,331)	(1,331)	(1,331)
	Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
	Intangible assets and other servicing rights	(11)	(12)	(13)	(13)	(14)

Tangible common equity, including unrealized gains / losses (c)		12,968	12,564	12,079	12,066	11,844
Less:	Accumulated other comprehensive income	(889)	(684)	(197)	(522)	(291)

Tangible common equity, excluding unrealized gains / losses (d)		12,079	11,880	11,882	11,544	11,553
Add:	Preferred stock	1,331	1,331	1,331	1,331	1,331

Tangible equity (e)		13,410	13,211	13,213	12,875	12,884

Total assets (U.S. GAAP)		143,625	142,430	141,048	141,883	141,628
Less:	Goodwill	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
	Intangible assets and other servicing rights	(11)	(12)	(13)	(13)	(14)

Tangible assets, including unrealized gains / losses (f)		141,198	140,002	138,619	139,454	139,198
Less:	Accumulated other comprehensive income / loss, before tax	(1,368)	(1,052)	(303)	(803)	(448)

Tangible assets, excluding unrealized gains / losses (g)		$139,830	$138,950	$138,316	138,651	138,750

Common shares outstanding (h)		766	770	785	795	810

		Basel III
		Transitional
Risk-weighted assets (actual) (i) (1)		$121,824	$121,432	$121,290	$123,148	$122,986

Ratios:
Return on average tangible common equity (a) / (b)		9.7%	9.9%	20.6%	12.0%	9.7%
Tangible equity (e) / (g)		9.59%	9.51%	9.55%	9.29%	9.29%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)		8.64%	8.55%	8.59%	8.33%	8.33%
Tangible common equity (including unrealized gains/losses) (c) / (f)		9.18%	8.97%	8.71%	8.65%	8.51%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (i)		9.92%	9.78%	9.80%	9.37%	9.39%
Tangible book value per share (c) / (h)		$16.93	$16.32	$15.39	$15.18	$14.62

Basel III Final Rule - Transition to fully phased-in
		June 2016	March 2016	December 2015	September 2015	June 2015
CET1 capital (transitional)		$12,112	$11,914	$11,917	$11,574	$11,582
Less: Adjustments to CET1 capital from transitional to fully phased-in (2)		(4)	(5)	(8)	(11)	(12)

CET1 capital (fully phased-in) (j)		12,108	11,909	11,909	11,563	11,570

Risk-weighted assets (transitional)		121,824	121,432	121,290	123,148	122,986
Add: Adjustments to risk-weighted assets from transitional to fully phased-in (3)		932	1,027	1,178	1,136	1,280

Risk-weighted assets (fully phased-in) (k)		$122,756	$122,459	$122,468	$124,284	$124,266

Estimated CET1 capital ratio under Basel III Final Rule (fully phased-in) (j)/(k)		9.86%	9.72%	9.72%	9.30%	9.31%

(1)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk-weight of the category. The resulting weighted values are added together, along with the measure for market risk, resulting in the Bancorp’s total risk-weighted assets.
(2)	Primarily relates to disallowed intangible assets (other than goodwill and MSRs, net of associated deferred tax liabilities).
(3)	Primarily relates to higher risk-weighting for MSRs.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended June 30, 2016	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$466	$433	$62	$44	($97)	$908
Provision for loan and lease losses	(72)	(35)	(9)	(1)	26	(91)

Net interest income after provision for loan and lease losses	394	398	53	43	(71)	817
Total noninterest income	236	214	80	100	(31)	599
Total noninterest expense	(355)	(409)	(122)	(108)	11	(983)

Income (loss) before income taxes	275	203	11	35	(91)	433
Applicable income tax expense(a)	(49)	(71)	(4)	(12)	32	(104)

Net income (loss)	226	132	7	23	(59)	329
Less: Net income attributable to noncontrolling interests	—	—	—	—	(4)	(4)

Net income (loss) attributable to Bancorp	226	132	7	23	(55)	333
Dividends on preferred stock	—	—	—	—	23	23

Net income (loss) available to common shareholders	$226	$132	$7	$23	($78)	$310

For the three months ended March 31, 2016	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$457	$426	$60	$43	($77)	$909
Provision for loan and lease losses	(65)	(34)	(12)	—	(8)	(119)

Net interest income after provision for loan and lease losses	392	392	48	43	(85)	790
Total noninterest income	223	189	83	100	42	637
Total noninterest expense	(363)	(411)	(118)	(107)	13	(986)

Income (loss) before income taxes	252	170	13	36	(30)	441
Applicable income tax expense(a)	(41)	(60)	(5)	(13)	5	(114)

Net income (loss)	211	110	8	23	(25)	327
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	211	110	8	23	(25)	327
Dividends on preferred stock	—	—	—	—	15	15

Net income (loss) available to common shareholders	$211	$110	$8	$23	($40)	$312

For the three months ended December 31, 2015(b)	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$425	$406	$63	$37	($27)	$904
Provision for loan and lease losses	(27)	(35)	(11)	—	(18)	(91)

Net interest income after provision for loan and lease losses	398	371	52	37	(45)	813
Total noninterest income	223	186	80	101	514	1,104
Total noninterest expense	(338)	(393)	(116)	(112)	(4)	(963)

Income before income taxes	283	164	16	26	465	954
Applicable income tax expense(a)	(55)	(57)	(6)	(9)	(170)	(297)

Net income	228	107	10	17	295	657
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—

Net income attributable to Bancorp	228	107	10	17	295	657
Dividends on preferred stock	—	—	—	—	23	23

Net income available to common shareholders	$228	$107	$10	$17	$272	$634

For the three months ended September 30, 2015(b)	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$418	$395	$62	$33	($2)	$906
Provision for loan and lease losses	(195)	(37)	(11)	—	87	(156)

Net interest income after provision for loan and lease losses	223	358	51	33	85	750
Total noninterest income	228	197	76	102	110	713
Total noninterest expense	(334)	(404)	(107)	(112)	14	(943)

Income before income taxes	117	151	20	23	209	520
Applicable income tax expense(a)	4	(53)	(7)	(9)	(74)	(139)

Net income	121	98	13	14	135	381
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—

Net income attributable to Bancorp	121	98	13	14	135	381
Dividends on preferred stock	—	—	—	—	15	15

Net income available to common shareholders	$121	$98	$13	$14	$120	$366

For the three months ended June 30, 2015(b)	Commercial Banking	Branch Banking(c)	Consumer Lending(d)	Wealth and Asset Management	Other/ Eliminations	Total

Net interest income(a)	$407	$376	$63	$29	$17	$892
Provision for loan and lease losses	(37)	(36)	(8)	(1)	3	(79)

Net interest income after provision for loan and lease losses	370	340	55	28	20	813
Total noninterest income	232	94	122	103	5	556
Total noninterest expense	(348)	(404)	(113)	(115)	33	(947)

Income before income taxes	254	30	64	16	58	422
Applicable income tax expense(a)	(43)	(11)	(23)	(6)	(30)	(113)

Net income	211	19	41	10	28	309
Less: Net income attributable to noncontrolling interests	—	—	—	—	(6)	(6)

Net income attributable to Bancorp	211	19	41	10	34	315
Dividends on preferred stock	—	—	—	—	23	23

Net income available to common shareholders	$211	$19	$41	$10	$11	$292

(a)	Includes taxable equivalent adjustments of $6 million for the three months ended June 30, 2016 and March 31, 2016 and $5 million for the three months ended December 31, 2015, September 30, 2015 and June 30, 2015.
(b)	Prior period balances have been adjusted to reflect changes in internal allocation methodologies.
(c)	Branch Banking provides a full range of deposit and loan and lease products to individuals and small businesses through full-service banking centers.
(d)	Consumer Lending includes the Bancorp’s residential mortgage, home equity, automobile and other indirect lending activities.